Exhibit 10.13

FIRST MODIFICATION TO NOTE AND STOCK PLEDGE AGREEMENT

Loan #4027203-101

This First Note Modification Agreement (hereinafter “Agreement”) is made and entered into this 20th day of JULY 2007, by and between SECURITY BANK CORPORATION, (hereinafter “Borrower”) and THE BANKERS BANK, a Georgia banking corporation (hereinafter “Lender”).

WITNESSETH:

WHEREAS, Borrower did execute and deliver to the Lender a Promissory Note (hereinafter “Note”), dated JULY 20, 2005 in the original principal amount of SEVENTEEN MILLION DOLLARS AND NO/100 ($17,000,000.00) DOLLARS, with a maturity date of JULY 20, 2007; and

WHEREAS, Borrower and Lender have agreed to modify the original Note and Stock Pledge Agreement by extending the draw period under the note, by extending the maturity date, and by modifying the covenants of the loan agreement;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and Lender do hereby agree as follows:

NOTE

The Note is hereby modified and amended as follows:

1.	The Note amount will be increased to Twenty Two Million Dollars and no/100 ($22,000,000.00);

2.	Interest shall be payable quarterly beginning October 1, 2007 with a final payment of principal and Interest due at maturity on July 20, 2009;

LOAN AND STOCK PLEDGE AGREEMENT

The Loan and Stock Pledge Agreement is hereby modified and amended as follows:

1.	In section 4. Negative Covenants, paragraph (a), deleting the first sentence that reads:

“The Borrower shall not permit its Tangible Capital, not excluding any injection of capital from trust preferred facilities, to be less than $79,000,000,00”:

And replacing it with:

“The Borrower shall not permit its Tangible Capital, not excluding any injection of capital from trust preferred facilities, to be less than $150,000,000.00”;

2.	In section 4, Negative Covenants, paragraph (f), deleting the sentence that reads:

“The Borrower shall not permit the allowance for loan and lease losses of any of the Bank Subsidiaries to be less than 1.00% of its gross loans for each year-end.”

PROMISSORY NOTE

$22,000,000.00	JULY 20, 2007

FOR VALUE RECEIVED, the undersigned, Security Bank Corporation, a Georgia corporation (the “Borrower”), promises to pay to the order of THE BANKERS BANK (the “Lender” and, together with any holder hereof, called the “Holder”), at 2410 Paces Ferry Road, 600 Paces Summit, Atlanta, Georgia 30339-4098 (or at such other place as the Holder may designate in writing to the Borrower), in lawful money of the United States of America, the principal sum of Twenty Two Million AND NO/100 DOLLARS ($22,000,000.00), or so much thereof as may hereafter be disbursed hereunder, together with interest on so much thereof as is from time to time outstanding and unpaid, from the date of each advance of principal at a rate of interest as hereinafter provided.

This Note is the Note made and given as described in that certain First Modification To Note and Stock Pledge Agreement of even date, between the Borrower and the Lender. Such Loan and Stock Pledge Agreement as modified from time to time is referred to herein as the “Loan Agreement”. In the event of any inconsistency between this Note and the Loan Agreement, this Note shall control. All capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement, except to the extent such capitalized terms are otherwise defined or limited herein.

Subject to the terms and conditions of the Loan Agreement, the Lender will make advances of the principal amount hereunder as requested from time to time by the Borrower. Each such advance will reduce the remaining commitment to lend hereunder and repayments of advances shall permit the Borrower to receive a re-advance of such funds. No advance shall be made after July 20, 2009.

The Borrower hereby authorizes the Holder to endorse on the Schedule annexed to this Note all advances of funds made to the Borrower and all payments of principal amounts in respect of the Loan, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of the Loan; provided, however, that the failure to make such notation with respect to any Loan or payment shall not limit or otherwise affect the obligations of the Borrower under this Note.

The Borrower promises to pay interest on the unpaid principal amount outstanding hereunder (the “Loan”), at a simple interest rate per annum equal to the Prime Rate Basis. “Prime Rate Basis” shall mean, on any day, a simple interest rate per annum equal to the Prime Rate minus one hundred basis points (1.00%).

“Prime Rate” shall mean, on any day, the rate of interest published as the “Prime Rate” as of such day appearing in the “Money Rates” section of the Wall Street Journal, Eastern Printed Edition, or any successor to such section. If more than one such rate shall be published, then the Prime Rate shall be the higher or highest of such rates. The

Prime Rate in effect as of the close of business of each day shall be the applicable Prime Rate for the day and each succeeding non-business day in determining the applicable Prime Rate Basis.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

Interest under this Note shall be due and payable quarterly in arrears on the first day of each calendar quarter, commencing October 1, 2007, and continuing to be due on the first day of each calendar quarter thereafter until this Note is paid in full. Interest shall also be due and payable when this Note shall become due (whether at maturity, by reason of acceleration or otherwise). After default, interest shall also be due and payable upon demand from time to time by the Holder as provided below.

The principal under this note shall be due and payable at maturity. The entire outstanding balance of the indebtedness evidenced by this Note, together with all accrued and unpaid interest, shall be due and payable on July 20, 2009.

Overdue principal shall bear interest for each day from the date it became so due until paid in full, payable on demand, at a rate per annum (computed on the basis of a 360-day year for the actual number of days elapsed) equal to the Prime Rate Basis plus 3%.

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by the Borrower or inadvertently received by the Holder, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Holder, in writing, that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent hereof that the Borrower not pay and the Holder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under applicable law.

All parties now or hereafter liable with respect to this Note, whether the Borrower, any guarantor, endorser, or any other person or entity, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest and notice of protest, or any other notice of any kind with respect thereto.

Time is of the essence of this Note.

No delay or omission on the part of the Holder in the exercise of any right or remedy hereunder or any Financing Document, or at law or in equity, shall operate as a waiver thereof, and no single or partial exercise by the Holder of any right or remedy hereunder, under the Loan Agreement or any Financing Document, or at law or in equity, shall preclude or estop another or further exercise thereof or the exercise of any other right or remedy.

Should this Note, or any part of the indebtedness evidenced hereby, be collected by law or through an attorney-at-law or under advice therefrom, the Holder shall be entitled to collect reasonable attorneys’ fees and all costs of collection.

This Note is entitled to the benefits of the Loan Agreement, which contains provisions with respect to the acceleration of the maturity of this Note upon the

And replacing it with:

“For any subsidiary Bank, Allowance for Loan and Lease Losses (ALLL) shall be at least 1.00%, measured at fiscal year-end. If GAAP requires that the ALLL be reduced to a level lower than 1.00%, this percentage shall be considered for the covenant measurement.”

The Note, Loan and Stock Pledge Agreement, and other Documents are hereby modified and amended to reflect the availability increase and modification of covenants. All other terms, conditions and warranties contained within the Note, Stock Pledge Agreement, and other Documents executed in connection therewith shall remain in full force and effect in exact accordance with the terms thereof, except where modified, ;

The parties acknowledge and agree that this shall not constitute a novation of the obligations and liabilities of any of the documents executed in connection therewith or a release of any collateral or security therefore or a waiver of any rights or remedies of the Lender thereunder, such rights being specifically reserved by the Lender. Borrower hereby ratifies, confirms and acknowledges each warranty and obligation of the Borrower contained in the Note, Loan and Stock Pledge Agreement, and other Documents, and in consideration of the extension of the draw period by the Lender, Borrower both for himself and his heirs, representatives and assigns, waives any defenses that he may have, whether known or unknown, to the enforcement by the Lender of all obligations of the Borrower contained in all the documents now in force or executed simultaneously herewith.

This Agreement shall be construed, governed by and enforced in accordance with the laws of the State of Georgia.

This Agreement has been made and entered into the day and year first written above.

Signed, sealed and delivered	BORROWER:
In our presence this 20th
Day of July 2007.	SECURITY BANK CORPORATION

/s/ Linda Cassidy	BY:	/s/ James R. McLemore
Linda Cassidy	NAME:	JAMES R. MCLEMORE
Witness	TITLE:	CFO

/s/ Catrina Canady	BY:	/s/ Michael T. O’Dillon
Catrina Canady	NAME:	MICHAEL T. O’DILLON
NOTARY	TITLE:	TREASURER

LENDER:
THE BANKERS BANK
	BY:	/s/ Kristi Hill
	NAME:	KRISTI HILL
	TITLE:	VICE PRESIDENT

THE BANKERS BANK

2410 PACES FERRY ROAD

600 PACES SUMMIT

ATLANTA, GEORGIA 30339

DOCUMENT REPLACEMENT AGREEMENT

Loan Amount:	$22,000,000.00

Date of Loan:	JULY 20, 2007

I/We understand and agree that in the event any of the documents evidencing and/or securing the above-referenced Loan (the Loan) misstate or inaccurately reflect the true and correct terms and provisions of the Loan due to unilateral mistake on the part of the Lender, mutual mistake on the part of the Lender and the Borrower(s), or clerical error, the Borrower(s) shall upon the request by Lender execute such new documents or initial such corrected original documents as Lender may deem necessary to remedy said inaccuracy or mistake. Failure by the undersigned Borrower(s) to initial or execute such documents as requested shall constitute a default under the Note evidencing the Loan.

Borrower:

SECURITY BANK CORPORATION

By:	/s/ James R. McLemore
Name:	JAMES R. MCLEMORE
Title:	CFO

By:	/s/ Michael T. O’Dillon
Name:	MICHAEL T. O’DILLON
Title:	Treasurer

happening of certain stated events, and for prepayment of the Loan. Prepayment of the Loan may be made by the Borrower, in whole or in part, without penalty or premium.

The Holder shall be under no duty to exercise any or all of the rights and remedies given by this Note and the Loan Agreement or under any of the other Financing Documents and no party to this instrument shall be discharged from the obligations or undertakings hereunder (a) should the Holder release or agree not to sue any person against whom the party has, to the knowledge of the Holder, a right to recourse, or (b) should the Holder agree to suspend the right to enforce this Note or Holder’s interest in any collateral pledged or any guarantee given to secure this Note against such person or otherwise discharge such person.

This Note shall be deemed to be made pursuant to the laws of the State of Georgia.

IN WITNESS WHEREOF, the duly authorized officers of the Borrower have executed, sealed, and delivered this Note, as of the day and year first above written.

BORROWER:

SECURITY BANK CORPORATION

BY:	/s/ James R. McLemore
NAME:	JAMES R. MCLEMORE
TITLE:	CFO

BY:	/s/ Michael T. O’Dillon
NAME:	MICHAEL T. O’ DILLON
TITLE:	TREASURER

ATTEST:	/s/ Robert F. Willingham
NAME:	ROBERT F. WILLINGHAM
TITLE:	S.VP.
[CORPORATE SEAL]

2410 PACES FERRY ROAD

600 PACES SUMMIT

ATLANTA, GA 30339-4098

July 27, 2007

Michael O’Dillon

Security Bank Corporation

4219 Forsyth Road

Macon, Georgia 31208

Dear Mr. O’Dilion:

This commitment letter replaces in whole our prior commitment letter dated July 24, 2007. The Bankers Bank (“Bank”) is pleased to extend its commitment for credit, subject to the specific terms and conditions as outlined in the financing commitment below. These are not necessarily intended to represent all the conditions and requirements of our commitment that would be included in the subsequent loan documentation.

A.	GENERAL TERMS

1.	BORROWER. Advances under the credit facility shall be made to Security Bank Corporation, (hereinafter referred to as “Borrower”).

2.	BANK. The Bankers Bank.

3.	AMOUNT OF LOAN. The maximum amount outstanding under the credit facility shall be Twenty-Two Million Dollars ($22,000,000).

4.	PURPOSE. General corporate purposes.

5.	INTEREST RATE. The interest rate to TBB will be “Prime” as designated in the Money Rates Section of the Wall Street Journal minus 100 basis points. If more than one rate is indicated in the Wall Street Journal, the highest rate will be used. This rate will be adjusted the same day of change in the Wall Street Journal Prime Rate as noted above. Interest shall be computed on the basis of a 360-day year.

6.	MATURITY. Twenty-four (24) months from date of note.

7.	REPAYMENT. Interest due quarterly with all accrued interest and outstanding principal due at maturity.

B.	COLLATERAL. Assignment of 100% of the stock in the following subsidiary banks: (i) Security Bank of Bibb County, (ii) Security Bank of Houston County, and (iii) Security Bank of Jones County.

C.	DOCUMENTATION. Loan documents may include a promissory note, loan agreement, and appropriate collateral assignments as counsel for the Bank may require, in a form and substance satisfactory to Bank.

D.	LOAN AGREEMENT. The Loan Agreement shall include such terms and conditions, as Bank and its counsel deem appropriate.

Performance and reporting requirements are as follows:

1.	Capital ratios for Borrower and any subsidiary banks shall be maintained at the following levels: Total Risk Based Capital Ratio of 9.00% or greater and Tier One Leverage Ratio (Tier One Capital to Average Total Assets) of 7.00% or greater, measured at fiscal year end.

2.	Tangible capital for Borrower will be in excess of $150,000,000 at all times, measured at fiscal year end.

3.	Consolidated Return on Average Assets of Borrower shall be 0.90% or greater every fiscal year during the term of the note, measured at fiscal year end.

4.	For any subsidiary Bank, Allowance for Loan and Lease Losses (ALLL) shall be at least 1.00%, measured at fiscal year-end. If GAAP requires that the ALLL be reduced to a level lower than 1.00%, this percentage shall be considered for the covenant measurement.

5.	The total of loans internally or externally classified substandard, doubtful, and loss shall not exceed 45% of Tier One Capital plus Allowance for Loan and Leases Losses for either Borrower or any subsidiary bank, measured at fiscal year end.

6.	Borrower will allow Bank to inspect its books, to perform a review of the loan portfolio of each subsidiary as deemed necessary, and to review internal and external loan review reports.

7.	Borrower shall pay no dividend if the Loan is in default or if the dividend would create a default without prior Bank approval.

8.	Borrower will notify Bank immediately of all significant changes in management.

9.	Borrower to promptly furnish Bank with copies of its Annual Reports, Call Reports, and Bank Performance Reports on itself and each subsidiary bank as required by Bank.

10.	Borrower or subsidiary bank shall not be under any formal enforcement action by its regulators at any time.

11.	Borrower shall not incur additional debt over $500,000 without Bank approval.

12.	Borrower shall provide Bank with Covenant Compliance Certificate (as attached) within 45 days of fiscal year end.

E.	GENERAL CONDITIONS.

1.	The issuance of this Commitment is based upon the accuracy of Borrower’s representations and statements, any loan application and all additional information, representations, exhibits and other matters submitted to Bank for its consideration. Bank shall have the option to declare this Commitment Letter null and void, and to refrain from establishing the facility or facilities hereunder, if (i) there shall have been any material misrepresentation of misstatement or any material error in any item submitted to Bank; (ii) there shall have been a material adverse change in the state of facts submitted to Bank, or (iii) Borrower has become insolvent, bankrupt, incompetent or is deceased.

2.	Bank shall be furnished with such securities and credit instruments, as it shall deem necessary or appropriate for its protection.

3.	This executed commitment letter shall survive closing and become part of the Loan documentation.

4.	Borrower shall be responsible for all reasonable and necessary expenses incidental to the transaction, including, but not limited to, all pre-closing, closing and post-closing expenses.

If the aforementioned conditions are acceptable, please sign in the appropriate space and return to the undersigned. Unless accepted within sixty (60) days, this commitment will be null and void. If this commitment is accepted, it will remain open for ninety (90) days after the acceptance date, at which time it will be null and void if this facility is not closed.

Sincerely,

/s/ Kristi Hill
Kristi Hill
Vice President Commercial Lending

Accepted this 27th day of July, 2007.

Security Bank Corporation

By:	/s/ Michael T. O’Dillon
Michael T. O’Dillon
Title:	TREASURER

Security Bank Corporation (Borrower)

Security Bank of Bibb County (Subsidiary Bank)

Security Bank of Houston County (Subsidiary Bank)

Security Bank of Jonos County (Subsidiary Bank)

Security Bank of North Metro (Subsidiary Bank)

Security Bank of North Fulton (Subsidiary Bank)

Security Bank of Gwinnett County (Subsidiary Bank)

$22,000,000 Revolving Line of Credit

The Bankers Bank (TBB)

Covenant Compliance Certificate

Enter Year Ending

COVENANT DESCRIPTION	MUST BE	REQUIRED	ACTUAL	STATUS (OK or FAIL)
1 Borrower Tangible Capital position - Security Bank Corporation	GREATER THAN or equal to	$150,000M	Enter	Enter
(At All Times, to be tested at each FYE)

2 Borrower consolidated ROAA	GREATER THAN or equal to	0.90%	Enter	Enter
(At All Times, to be tested at each FYE)

3 Borrower & Subsidiary Bank Total Risk Based Capital Ratio
(At All Times, to be tested at each FYE)
Defined as Total Risk Based Capital to Risk-Adjusted Assets

Security Bank Corporation	GREATER THAN or equal to	9.00%	Enter	Enter
Security Bank of Bibb County	GREATER THAN or equal to	9.00%	Enter	Enter
Security Bank of Houston County	GREATER THAN or equal to	9.00%	Enter	Enter
Security Bank of Jones County	GREATER THAN or equal to	9.00%	Enter	Enter
Security Bank of North Metro	GREATER THAN or equal to	9.00%	Enter	Enter
Security Bank of North Fulton	GREATER THAN or equal to	9.00%	Enter	Enter
Security Bank of Gwinnett County	GREATER THAN or equal to	9.00%	Enter	Enter

4 Borrower & Subsidiary Bank Tier 1 Leverage Ratio
(At All Times, to be tested at each FYE)
Defined as Tier 1 Capital to Average Total Assets

Security Bank Corporation	GREATER THAN or equal to	7 00%	Enter	Enter
Security Bank of Bibb County	GREATER THAN or equal to	7.00%	Enter	Enter
Security Bank of Houston County	GREATER THAN or equal to	7.00%	Enter	Enter
Security Bank of Jones County	GREATER THAN or equal to	7.00%	Enter	Enter
Security Bank of North Metro	GREATER THAN or equal to	7.00%	Enter	Enter
Security Bank of North Fulton	GREATER THAN or equal to	7.00%	Enter	Enter
Security Bank of Gwinnett County	GREATER THAN or equal to	7.00%	Enter	Enter

5 Subsidiary Bank Allowance for Loans and Lease Losses
(At All Times, to be tested at each FYE)
Defined as Allowance to Loans and Lease Losses/Total Loans

Security Bank of Bibb County	GREATER THAN or equal to	1.00%	Enter	Enter
Security Bank of Houston County	GREATER THAN or equal to	1.00%	Enter	Enter
Security Bank of Jones County	GREATER THAN or equal to	1.00%	Enter	Enter
Security Sank of North Metro	GREATER THAN or equal to	1.00%	Enter	Enter
Security Bank of North Fulton	GREATER THAN or equal to	1.00%	Enter	Enter
Security Bank of Gwinnett County	GREATER THAN or equal to	1.00%	Enter	Enter

6 Borrower & Subsidiary Bank Classified Assets to Tier 1 Capital + ALLL
(At All Times, 10 be tested at each FYE)
Defined as Classified Assets (substandard, doubtful and loss)/Tier 1
Capital + Allowance for Loans & Lease Losses

Security Bank Corporation	LESS THAN or equal to	45.00%	Enter	Enter
Securily Bank of Bibb County	LESS THAN or equal to	45.00%	Enter	Enter
Security Bank of Houston County	LESS THAN or equal to	45.00%	Enter	Enter
Security Bank of Jones County	LESS THAN or equal to	45.00%	Enter	Enter
Security Bank of North Metro	LESS THAN or equal to	45.00%	Enter	Enter
Security Bank of North Fulton	LESS THAN or equal to	45.00%	Enter	Enter
Security Bank of Gwinnett County	LESS THAN or equal to	45.00%	Enter	Enter

The Borrower (undersigned) hereby evidences the Borrowers compliance with all terms and conditions of the loan documents including without limitation all financial covenants listed above.

This Covenant Compliance Certificate shall be submitted to The Bankers Bank within 45 days of year end.

Signature

Name

Title